EXHIBIT 21.1

                             SONIC AUTOMOTIVE, INC.

                              LIST OF SUBSIDIARIES

Capitol Chevrolet and Imports, Inc.
Casa Ford of Houston, Inc.
Fort Mill Chrysler-Plymouth-Dodge Inc.
Fort Mill Ford, Inc.
Freedom Ford, Inc.
Frontier Oldsmobile-Cadillac, Inc.
Lone Star Ford, Inc.
Marcus David Corporation
Sonic Automotive of Chattanooga, LLC
Sonic Automotive - Clearwater, Inc.
Sonic Automotive Collision Center of Clearwater, Inc.
Sonic Automotive of Georgia, Inc.
Sonic Automotive - Hwy. 153 at Shallowford Road, Chattanooga, Inc. Sonic Automotive of Nashville, LLC
Sonic Automotive of Nevada, Inc.
Sonic Automotive of Tennessee, Inc.
Sonic Automotive - 1307 N. Dixie Hwy., NSB, Inc.
Sonic Automotive - 1400 Automall Drive, Columbus, Inc.
Sonic Automotive - 1455 Automall Drive, Columbus, Inc.
Sonic Automotive - 1495 Automall Drive, Columbus, Inc.
Sonic Automotive - 1500 Automall Drive, Columbus, Inc.
Sonic Automotive - 1720 Mason Ave., DB, Inc.
Sonic Automotive - 1720 Mason Ave., DB, LLC
Sonic Automotive - 1919 N. Dixie Hwy., NSB, Inc.
Sonic Automotive - 21699 U.S. Hwy 19 N., Inc.
Sonic Automotive - 241 Ridgewood Ave., HH, Inc.
Sonic Automotive - 2424 Laurens Rd., Greenville, Inc.
Sonic Automotive - 2490 South Lee Highway, LLC
Sonic Automotive - 2752 Laurens Rd., Greenville, Inc.
Sonic Automotive - 3700 West Broad Street, Columbus, Inc.
Sonic Automotive - 3741 S. Nova Rd., PO, Inc.
Sonic Automotive - 4000 West Broad Street, Columbus, Inc.
Sonic Automotive - 5260 Peachtree Industrial Blvd., LLC
Sonic Automotive - 5585 Peachtree Industrial Blvd., LLC
Sonic Automotive - 6025 International Drive, LLC
Sonic Chrysler-Plymouth-Jeep-Eagle, LLC
Sonic Dodge, LLC
Sonic Peachtree Industrial Blvd., L.P.
Town and Country Chrysler-Plymouth-Jeep, LLC
Town and Country Chrysler-Plymouth-Jeep of Rock Hill, Inc.
Town and Country Dodge of Chattanooga, LLC
Town and Country Ford, Incorporated
Town and Country Ford of Cleveland, LLC
Town and Country Jaguar, LLC